UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): January 14, 2009
Home BancShares, Inc.
(Exact name of registrant as specified in its charter)

Arkansas	000-51904	71-0682831
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

719 Harkrider, Suite 100, Conway, Arkansas	72032
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (501) 328-4770
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 3.02 Unregistered Sales of Equity Securities.
Item 3.03 Material Modification of the Rights of Security Holders.
     On January 16, 2009, Home BancShares, Inc. (the “Company”) issued and sold, and the United States Department of the Treasury (the “Treasury”) purchased, (1) 50,000 shares (the “Preferred Shares”) of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock Series A, liquidation preference of $1,000 per share, and (2) a ten-year warrant (the “Warrant”) to purchase up to 288,129 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), at an exercise price of $26.03 per share, for an aggregate purchase price of $50.0 million in cash. Cumulative dividends on the Preferred Shares will accrue on the liquidation preference at a rate of 5% per annum for the first five years, and at a rate of 9% per annum thereafter. The securities have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
     The securities purchase agreement, dated January 16, 2009 (the “SPA”), between the Company and the Treasury, pursuant to which the Preferred Shares and the Warrant were sold, limits the payment of dividends on the Common Stock to a quarterly cash dividend of not more than $0.06 per share, limits the Company’s ability to repurchase its Common Stock, grants the holders of the Preferred Shares, the Warrant and the Common Stock to be issued under the Warrant certain registration rights and subjects the Company to certain of the executive compensation limitations included in the Emergency Economic Stabilization Act of 2008 (“EESA”). You should refer to the documents incorporated herein by reference for a complete description of these limitations.
     The SPA, the Warrant and the Certificate of Designations relating to the Preferred Shares are exhibits to this Report on Form 8-K. The foregoing summary of certain provisions of these documents is qualified in its entirety by reference thereto.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     As a condition to the closing of the transaction, each of the Company’s Senior Executive Officers (as defined in the SPA) (the “Senior Executive Officers”), (i) executed a waiver voluntarily waiving any claim against the Treasury or the Company for any changes to such Senior Executive Officer’s compensation or benefits that are required to comply with the regulation issued by the Treasury under the TARP Capital Purchase Program as published in the Federal Register on October 20, 2008, and acknowledging that the regulation may require modification of the compensation, bonus, incentive and other benefit plans, arrangements and policies and agreements (including so-called “golden parachute” agreements) as they relate to the period the Treasury holds any equity or debt securities of the Company acquired through the TARP Capital Purchase Program; and (ii) entered into a letter agreement with the Company amending the Benefit Plans with respect to such Senior Executive Officer as may be necessary, during the period that the Treasury owns any debt or equity securities of the Company acquired pursuant to the SPA or the Warrant, as necessary to comply with Section 111(b) of the EESA.
     Copies of the form of waiver and form of letter agreement executed by the Company’s Senior Executive Officers are included as exhibits to this Report on Form 8-K and are incorporated by reference into this Item 5.02.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     On January 14, 2009, the Company filed with the Secretary of State of the State of Arkansas a Certificate of Designations to its Restated Articles of Incorporation establishing the terms of the Preferred Shares. This Certificate of Designations is an exhibit to this report on Form 8-K and is incorporated by reference into this Item 5.03.
Item 7.01 Regulation FD Disclosure.
     On January 20, 2009, the Company issued a press release announcing the Company’s raising of $50.0 million in capital through its issuance and sale of the Preferred Shares and the Warrant to the Treasury on January 16, 2009, as described elsewhere in this Report on Form 8-K. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
3.1	Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, filed with the Secretary of State of the State of Arkansas on January 14, 2009

4.1	Warrant to purchase up to 288,129 shares of Common Stock, issued on January 16, 2009

4.2	Form of certificate for the Fixed Rate Cumulative Perpetual Preferred Stock, Series A

10.1	Letter Agreement, dated January 16, 2009, including the Securities Purchase Agreement — Standard Terms incorporated by reference therein, between the Company and the Treasury

10.2	Form of waiver executed by the Company’s Senior Executive Officers

10.3	Form of letter agreement executed by the Company’s Senior Executive Officers

99.1	Press release dated January 20, 2009

SIGNATURE:
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Home BancShares, Inc.

(Registrant)

January 20, 2009	/s/ Randy Mayor

(Date)	Randy Mayor
Chief Financial Officer

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